Exhibit 16

July 29, 2014

Securities and Exchange Commission

450 Fifth Street, NW

Washington, D.C. 20549

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by SinoCoking Coal and Coke Chemical Industries, Inc. in Item 4.01 of its Form 8-K/A dated July 29, 2014, captioned “Changes in Registrant’s Certifying Accountant”. We have no basis to agree or disagree with the other statements contained therein.

/s/ Friedman LLP

New York, New York